Exhibit (13)(e)

EXECUTION COPY

AMENDMENT TO ADMINISTRATION AGREEMENT

This Amendment to the Administration Agreement is made as of May 30, 2018 (the “Amendment”) by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”) and Lazard Global Total Return and Income Fund, Inc., a Maryland corporation (the “Fund”). Capitalized terms used in this Amendment without definition shall have the respective meanings ascribed to such terms in the Agreement (as defined below).

WHEREAS, the Administrator and the Fund entered into an Administration Agreement dated as of April 30, 2004 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”); and

WHEREAS, the parties hereto wish to amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.	The Agreement is hereby amended as follows:

A.         Section 5 of the Agreement is hereby deleted in its entirety and replaced with the following:

“The Administrator shall provide the services as listed on Schedule B, subject to the authorization and direction of the Fund and, in each case where appropriate, the review and comment by the Fund’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Fund and the Administrator.

The Administrator shall perform such other services for the Fund that are mutually agreed to by the parties from time to time, for which the Fund will pay such fees as may be mutually agreed upon, including the Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.”

B.         The third paragraph of Section 6 is hereby amended and restated as follows:

“The Fund will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. For the avoidance of doubt, expenses to be borne by the Fund include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such accountant’s and/or counsel’s review of the Fund’s registration statement and amendments thereto (collectively, the “Registration Statement”), Form N-CSR, Form N-PORT, Form N-PX, Form N-MFP, Form N-CEN, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Fund directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Fund; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Fund; costs of Preparation, printing, distribution and mailing, as applicable, of the Fund’s summary prospectuses, prospectuses and statements of additional information, Registration Statements, and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Fund’s tax returns, Form N-CSR, Form N-PORT, Form N-PX, Form N-MFP and Form N-CEN, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Investment Funds’ net asset values.”

C.	A new paragraph is hereby added to Section 7 of the Agreement immediately following the first paragraph as follows:

“Pursuant to other agreements now or at any time in effect between the Fund (or its investment manager or investment adviser, on its behalf) and State Street Bank and Trust Company or its affiliates (the “Other State Street Agreements”) in any capacity other than as Administrator hereunder (in such other capacities, “State Street”), State Street may be in possession of certain information and data relating to the Fund and/or its Investment Funds that is necessary to provide the Services, including Form N-PORT Support Services (as defined on Schedule B6). The Fund hereby acknowledges and agrees that this Section 7 of the Agreement serves as its consent and instruction, or Proper Instruction, as the case may be, for itself and on behalf of each Investment Fund under and pursuant to such Other State Street Agreements, for State Street to provide or otherwise make available (including via platforms such as my.statestreet.com) to the Administrator, Fund and Investment Fund information such as net asset values and information relating to the net assets of the Fund and the Investment Funds, holdings and liquidity reports, market value and other information and data related to the Fund and the Investment Funds.”

D.	Section 12 of the Agreement is hereby amended and restated in its entirety as follows:

“This Agreement may be terminated in writing by either party on sixty (60) days’ prior written notice, provided that the Fund agrees to be bound to receive from the

Administrator or pay for the Form N-PORT and Form N-CEN Support Services, and the other Services described in Schedule B6 attached hereto, for at least twelve (12) months (with such twelve-month period starting on the first day of the first required filing month for Form N-PORT). Termination of this Agreement with respect to any given Investment Fund shall in no way affect the continued validity of this Agreement with respect to any other Investment Fund. Upon termination of this Agreement, the Fund shall pay to the Administrator such compensation and any reimbursable expenses as may be due under the terms hereof through and including the date of such termination, including Administrator’s out-of-pocket expenses then due.”

E.	A new Schedule B to the Agreement is set forth in Exhibit 1 to this Amendment.

F.	New Schedules B1 and B2 are hereby added to the Agreement as set forth in Exhibit 1 to this Amendment.

G.	A new Schedule B6 (including Annex 1 thereto) to the Agreement as set forth in Exhibit 1 to this Amendment.

2.	The provisions of this Amendment (and the terms of the Agreement as modified hereby) shall be or become effective as follows:

A.	Sections 1.A., 1.B., 1.C., 1.D., 1.E. and 1.F. of this Amendment and the preparation and onboarding activities related to the Services, including those set forth in Section II of Schedule B6, shall be effective as of the date of this Amendment as set forth above.

B.	The data aggregation, preparation of data sets and recordkeeping activities of the Services (as defined in Schedule B6) shall become effective as of the first day of the first month in which the Fund is required by applicable law (including any rules and regulations promulgated thereunder and in accordance with any interpretive releases issued by the U.S. Securities and Exchange Commission) to aggregate data and maintain records consistent with Form N-PORT (currently anticipated to be June 2018).

C.	The filing obligations of the Services shall become effective as of the first day of the first month in which the Fund is required by applicable law (including any rules and regulations promulgated thereunder and in accordance with any interpretive releases issued by the U.S. Securities and Exchange Commission) to file Form N-PORT (currently anticipated to be April 2019).

3.	Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect. This Amendment, including the schedules set forth in Exhibit 1, is incorporated in its entirety into the Agreement, and this Amendment and said Agreement shall be read and interpreted together as the Agreement.

4.	This Amendment shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws provisions.

5.	This Amendment may be executed in separate counterparts, each of which shall be deemed to be an original, and both such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[Remainder of page intentionally left blank]

EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

LAZARD GLOBAL TOTAL RETURN AND INCOME FUND, INC.

By:
Name:
Title:

STATE STREET BANK AND TRUST COMPANY

By:
Name:	Andrew Erickson
Title:	Executive Vice President

EXHIBIT 1

ADMINISTRATION AGREEMENT

Schedule B

LIST OF SERVICES

I.	Fund Administration Treasury Services as described in Schedule B1 attached hereto;

II.	Fund Administration Tax Services as described in Schedule B2 attached hereto;

III.	[Reserved];

IV.	[Reserved];

V.	[Reserved]; and

VI.	Form N-PORT and Form N-CEN Support Services as described in Schedule B6 attached hereto.

Schedule B1

Fund Administration Treasury Services

a.	Prepare for the review by designated officer(s) of the Fund financial information regarding the Fund and/or Investment Funds that will be included in the Fund’s semi-annual and annual shareholder reports, and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

b.	Coordinate the audit of the Fund’s financial statements by the Fund’s independent accountants, including the preparation of supporting audit work papers and other schedules;

c.	Prepare for the review by designated officer(s) of the Fund financial information required by Form N-1A, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

d.	Prepare for the review by designated officer(s) of the Fund annual fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Fund’s expenses, review calculations of fees paid to the Fund’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

e.	Provide periodic testing of the Fund with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Fund contained in the Registration Statement for the Fund as may be mutually agreed upon, including quarterly compliance reporting to the designated officer(s) of the Fund as well as preparation of Board compliance materials;

f.	Prepare and furnish total return performance information for the Fund, including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Fund management;

g.	Prepare and disseminate vendor survey information;

h.	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;

i.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator; and

j.	Maintain certain books and records of the Fund as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon.

Schedule B2

Fund Administration Tax Services

a.	Prepare annual tax basis provisions for both excise and income tax purposes, including wash sales and all tax financial statement disclosure;

b.	Prepare the Fund’s annual federal, state, and local income tax returns and extension requests for review and for execution and filing by the Fund’s independent accountants and execution and filing by the Fund’s treasurer, including Form 1120-RIC, Form 8613 and Form 1099-MISC;

c.	Prepare annual shareholder reporting information relating to Form 1099-DIV;

d.	Preparation of financial information relating to Form 1099-DIV, including completion of the ICI Primary and Secondary forms, Qualified Dividend Income, Dividends Received Deduction, Alternative Minimum Tax, Foreign Tax Credit, United States Government obligations;

e.	Review annual minimum distribution calculations (income and capital gain) for both federal and excise tax purposes prior to their declaration; and

f.	Participate in discussions of potential tax issues with the Fund and the Fund’s audit firm.

Tax services, as described in this Schedule, do not include identification of passive foreign investment companies, qualified interest income securities or Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities.

ADMINISTRATION AGREEMENT

Schedule B6

Form N-PORT (the “Form N-PORT Services”) and Form N-CEN (the “Form N-CEN Services”) Support Services (collectively, the “Form N-PORT and Form N-CEN Support Services”), Liquidity Risk Measurement Services and Quarterly Portfolio of Investments Services (collectively, with the Form N-PORT and Form N-CEN Support Services, and for purposes of this Schedule B6, the “Services”)

I.          Services.

(a)        Standard N-PORT and N-CEN Reporting Solution (Data and Filing):

•	Subject to the receipt of all required data, documentation, assumptions, information and assistance from the Fund (including from any third parties with whom the Fund will need to coordinate in order to produce such data, documentation, and information), the Administrator will use required data, documentation, assumptions, information and assistance from the Fund, the Administrator’s internal systems and, in the case of portfolios not administered by the Administrator or its affiliates, third party Investment Fund administrators or other data providers, including but not limited to Third Party Data (as defined below), and related information (collectively, the “Required Data”) to perform necessary data aggregations (including any applicable aggregation of risk metrics) and calculations and prepare, as applicable: (i) a monthly draft of a Form N-PORT standard template for review and approval by the Fund and (ii) an annual update to Form N-CEN for review and approval by the Fund.

•	The Fund acknowledges and agrees that it will be responsible for reviewing and approving each such draft of Form N-PORT and Form N-CEN.

•	Following review and final approval by the Fund of each such update to Form N-PORT and Form N-CEN, and at the direction of the Fund and on behalf of each Investment Fund (as defined below), the Administrator will (i) produce an .XML formatted file of the completed Form N-PORT and Form N-CEN and maintain a record thereof in accordance with this Agreement and (ii) when required, electronically submit such filing to the SEC.

The Form N-PORT Services will be provided to the Fund and each Investment Fund of the Fund as set forth in the attached Annex 1, which shall be executed by the Administrator and the Fund. The Form N-CEN Services will be provided to the Fund as set forth in the attached Annex 1. Annex 1 may be updated from time to time upon the written request of the Fund and by virtue of an updated Annex 1 that is signed by both parties.

(b)        Quarterly Portfolio of Investments Services:

•	Subject to the receipt of all Required Data, and as a component of the Form N-PORT and Form N-CEN Support Services, the Administrator will use such Required Data to prepare a draft portfolio of investments (the “Portfolio of Investments”), compliant with GAAP, as of the Fund’s first and third fiscal quarter-ends.

•	Following review and final approval by the Fund of each such draft Portfolio of Investments, and at the direction of and on behalf of the Fund, the Administrator will attach each Portfolio of Investments to the first and third fiscal quarter-end N-PORT filing that is submitted electronically to the SEC.

(c)        Liquidity Risk Measurement Services:

The Administrator will provide the following liquidity risk measurement services (“Liquidity Risk Measurement Services”) to the Fund:

•	As applicable, the Administrator will provide the Fund with Liquidity Risk Measurement Services that will provide calculation of security level exposure, characteristics, liquidity analytics, including days to liquidate, liquidity scores, fixed income cost to liquidate, stress testing and redemption flow analysis. Liquidity analytics will be calculated daily, weekly, or monthly (as per Annex 1) and, as applicable, aggregated monthly for purposes of inclusion in the Administrator’s standard N-PORT filing template. Services also will include the Administrator’s standard liquidity Investment Fund profile report and online access to the Administrator’s dynamic risk reporting tools via my.statestreet.com which enables the Fund to analyze and generate risk reporting.

The Liquidity Risk Measurement Services will be provided to each Investment Fund of the Fund as set forth in the attached Annex 1, which shall be executed by the Administrator and the Fund. Annex 1 may be updated from time to time upon the written request of the Fund and by virtue of an updated Annex 1 that is signed by both parties.

II.        Fund Duties, Representations and Covenants in Connection with the Services.

The provision of the Services to the Fund by the Administrator is subject to the following terms and conditions:

1.         The parties acknowledge and agree on the following matters:

The Services depend, directly or indirectly, on: (i) Required Data and (ii) information concerning the Fund or its affiliates or any Investment Fund, pooled vehicle, security or other investment or portfolio regarding which the Fund or its affiliates provide services or is otherwise associated (“Fund Entities”) that is generated or aggregated by the Administrator or its affiliates in connection with services performed on the Fund’s behalf or otherwise prepared by the Administrator (“State Street Data,” and, together with Required Data, “Services-Related Data”). The Administrator’s obligations, responsibilities and liabilities with respect to any State Street Data used in connection with other services received by the Fund from the Administrator or its affiliates shall be as provided in such respective other agreements between the Administrator or its affiliates and the Fund relating to such other services (e.g., administration and/or custody services, etc.) from which the State Street Data is derived or sourced (“Other Fund Agreements”). Nothing in this Agreement or any service schedule(s) shall limit or modify the Administrator’s or its affiliates’ obligations to the Fund under the Other Fund Agreements.

In connection with the provision of the Services by the Administrator, the Fund acknowledges and agrees that it will be responsible for providing the Administrator with any information requested by the Administrator, including, but not limited to, the following:

(A) Arranging for the regular provision of all Services-Related Data to the Administrator, in formats compatible with Administrator-provided data templates including, without limitation, the information and assumptions required by the Administrator in connection with a Fund reporting profile and onboarding checklist, as it, or the information or assumptions required, may be revised at any time by the Administrator, in its discretion (collectively, the “Onboarding Checklist”) and such other forms and templates as may be used by the Administrator for such purposes from time to time, for all Investment Funds with respect to which services are provided under this Agreement, including but not limited to those to be reported on Form N-PORT and Form N-CEN (as determined by the Fund), including, without limitation, arranging for the provision of data from the Fund, its affiliates, third party administrators, prime brokers, custodians, and other relevant parties. If and to the extent that Required Data is already accessible to the Administrator (or any of its affiliates) in its capacity as administrator to one or more Investment Funds, the Administrator and the Fund will agree on the scope of the information to be extracted from the Administrator’s or any of its affiliate’s systems for purposes of the Administrator’s provision of Services, subject to the discretion of the Administrator, and the Administrator is hereby expressly authorized to use any such information as necessary in connection with providing the Services hereunder; and

(B) Providing all required information and assumptions not otherwise provided pursuant to Section 1(A) above, as may be required in order for the Administrator to provide the Services.

The following are examples of certain types of information that the Fund is likely to be required to provide pursuant to Sections 1(A) and 1(B) above, and the Fund hereby acknowledges and understands that the following categories of information are merely illustrative examples, are by no means an exhaustive list of all such required information, and are subject to change as a result of any amendments to Form N-PORT and Form N-CEN or any changes in requirements relating to the provision of Liquidity Risk Measurement Services:

•	SEC filing classification of the Fund (i.e., small or large filer);
•	Identification of any data sourced from third parties;
•	Identification of any securities reported as Miscellaneous; and
•	Any Explanatory Notes included in N-PORT Section E.

2.          The Fund acknowledges that it has provided to the Administrator all material assumptions used by the Fund or that are expected to be used by the Fund in connection with the completion of Form N-PORT and Form N-CEN with respect to the Fund, and the provision of the Services, and that it has approved all material assumptions used by the Administrator in the provision of the Services prior to the first use of the Services. The Fund will also be responsible for promptly notifying the Administrator of any changes in any such material assumptions previously notified to the Administrator by the Fund or otherwise previously approved by the Fund in connection with the Administrator’s provision of the Services. The Fund acknowledges that the completion of Form N-PORT and Form N-CEN, and the provision of the Services, and the data required thereby, requires the use of material assumptions in connection with many different categories of information and data, and the use and/or reporting thereof, including, but not limited to the following:

•	Investment classification of positions;
•	Assumptions necessary in converting data extracts;
•	General operational and process assumptions used by the Administrator in performing the Services; and
•	Assumptions specific to the Fund.

The Fund hereby acknowledges and understands that the foregoing categories of information that may involve the use of material assumptions are merely illustrative examples of certain subject matter areas in relation to which the Fund (and/or the Administrator on its behalf in connection with the Services) may rely on various material assumptions, and are by no means an exhaustive list of all such subject matter areas.

3.          The Fund acknowledges and agrees on the following matters:

(A)        The Fund has independently reviewed the Services (including, without limitation, the assumptions, market data, securities prices, securities valuations, tests and calculations used in the Services), and the Fund has determined that the Services are suitable for its purposes. None of the Administrator or its affiliates, nor their respective officers, directors, employees, representatives, agents or service providers (collectively, including the Administrator, “State Street Parties”) make any express or implied warranties or representations with respect to the Services or otherwise.

(B)        The Fund assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it. The Administrator is not providing, and the Services do not constitute, legal, tax, investment, or regulatory advice, or accounting or auditing services advice. Unless otherwise agreed to in writing by the parties to this Agreement, the Services are of general application and the Administrator is not providing any customization, guidance, or recommendations. Where the Fund uses Services to comply with any law, regulation, agreement, or other Fund obligation, the Administrator makes no representation that any Service complies with such law, regulation, agreement, or other obligation, and the Administrator has no obligation of compliance with respect thereto.

(C)          The Fund may use the Services and any reports, charts, graphs, data, analyses and other results generated by the Administrator in connection with the Services and provided by the Administrator to the Fund (“Materials”) (a) for the internal business purposes of the Fund relating to the applicable Service or (b) for submission to the U.S. Securities and Exchange Commission, as required, of a Form N-PORT template and a Form N-CEN update, including any Portfolio of Investments, if applicable. The Fund may also redistribute the Materials, or an excerpted portion thereof, to its investment managers, investment advisers, agents, clients, shareholders, investors or participants, as applicable, that have a reasonable interest in the Materials in connection with their relationship with the Fund (each a “Permitted Person”); provided, however, (i) the Fund may not charge a fee, profit, or otherwise benefit from the redistribution of Materials to Permitted Persons, (ii) data provided by third party sources such as but not limited to market or index data (“Third Party Data”) contained in the Materials may not be redistributed other than Third Party Data that is embedded in the calculations presented in the Materials and not otherwise identifiable as Third Party Data, except to the extent the Fund has separate license rights with respect to the use of such Third Party Data, or (iii) the Fund may not use the Services or Materials in any way to compete or enable any third party to compete with the Administrator. No Permitted Person shall have any further rights of use or redistribution with respect to, or any ownership rights in, the Materials or any excerpted portion thereof.

Except as expressly provided in this Section 3(C), the Fund, any of its affiliates, or any of their respective officers, directors, employees, investment managers, investment advisers, agents or any other third party, including any client of, or investor or participant in the Fund or any Permitted Persons (collectively, including the Fund, “Fund Parties”), may not directly or indirectly, sell, rent, lease, license or sublicense, transmit, transfer, distribute or redistribute, disclose display, or provide, or otherwise make available or permit access to, all or any part of the Services or the Materials (including any Services-Related Data contained therein, except with respect to Third Party Data to the extent the Fund has separate license rights with respect to the use of such Third Party Data). Without limitation, Fund Parties shall not themselves nor permit any other person to in whole or in part (i) modify, enhance, create derivative works, reverse engineer, decompile, decompose or disassemble the Services or the Materials; (ii) make copies of the Services, the Materials or portions thereof; (iii) secure any source code used in the Services, or attempt to use any portions of the Services in any form other than machine readable object code; (iv) commercially exploit or otherwise use the Services or the Materials for the benefit of any third party in a service bureau or software-as-a-service environment (or similar structure), or otherwise use the Services or the Materials to perform services for any third party, including for, to, or with consultants and independent contractors; or (v) attempt any of the foregoing or otherwise use the Services or the Materials for any purpose other than as expressly authorized under this Agreement.

(D)          The Fund shall limit the access and use of the Services and the Materials by any Fund Parties to a need-to-know basis and, in connection with its obligations under this Agreement, the Fund shall be responsible and liable for all acts and omissions of any Fund Parties.

(E)          The Services, the Materials and all confidential information of the Administrator (as confidential information is defined in the Agreement and other than Third Party Data and Required Data), are the sole property of the Administrator. The Fund has no rights or interests with respect to all or any part of the Services, the Materials or the Administrator’s confidential information, other than its use and redistribution rights expressly set forth in Section 3(C) herein. The Fund automatically and irrevocably assigns to the Administrator any right, title or interest that it has, or may be deemed to have, in the Services, the Materials or the Administrator’s confidential information, including, for the avoidance of doubt and without limitation, any Fund Party feedback, ideas, concepts, comments, suggestions, techniques or know-how shared with the Administrator (collectively, “Feedback”) and the State Street Parties shall be entitled to incorporate any Feedback in the Services or the Materials or to otherwise use such Feedback for its own commercial benefit without obligation to compensate the Fund.

(F)          The Administrator may rely on Services-Related Data used in connection with the Services without independent verification. Services-Related Data used in the Services may not be available or may contain errors, and the Services may not be complete or accurate as a result.

[Remainder of Page Intentionally Left Blank]

ANNEX I

LAZARD GLOBAL TOTAL RETURN AND INCOME FUND

Further to the Amendment dated as of May 30, 2018, to the Administration Agreement, dated as of April 30, 2004 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”), between Lazard Global Total Return and Income Fund, Inc. (the “Fund”) and State Street Bank and Trust Company (the “Administrator”), the Fund and the Administrator mutually agree to update this Annex 1 by adding/removing Investment Funds, as applicable:

Liquidity Risk Measurement Services	Fund Type	FREQUENCY
LAZARD GLOBAL TOTAL RETURN AND INCOME FUND	EQUITY	Monthly*
* Changes to the frequency of Liquidity Risk Measurement Services are subject to renegotiation of prices set forth in the N-PORT Fee Addendum for N-PORT Services of even date with the Agreement.

Form N-PORT Services and Quarterly Portfolio of Investments Services	Service Type:
LAZARD GLOBAL TOTAL RETURN AND INCOME FUND	Standard N-PORT Reporting Solution (Data and Filing)

Form N-CEN Services
LAZARD GLOBAL TOTAL RETURN AND INCOME FUND, INC.

IN WITNESS WHEREOF, the undersigned, by their authorized representatives, have executed this Annex 1 as of the last signature date set forth below.

LAZARD GLOBAL TOTAL RETURN AND INCOME FUND, INC.

By:
Name:
Title:
Date:

STATE STREET BANK AND TRUST COMPANY

By:
Name:	Andrew Erickson
Title:	Executive Vice President

Date:
-13-